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                          CERTIFICATE OF AMENDMENT OF

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                              SYNC RESEARCH, INC.


         The undersigned hereby certifies that:

         1. He is the duly elected and acting Vice President of Finance and Administration and Secretary of Sync Research, Inc. , a Delaware corporation.

         2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on September 12, 1995.

         3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment adds the following paragraph to the end of Article III of this corporation's Amended and Restated Certificate of
Incorporation:

         "At 12:00 a.m. Eastern Standard Time on June 28, 1999, each outstanding share of this corporation's Common Stock shall be converted and reconstituted into 0.20 of a share of this corporation's Common Stock (the "COMMON REVERSE SPLIT"). In lieu of the issuance of fractional shares, this corporation shall pay to the holder thereof in cash an amount equal to the fraction of a share to which such holder is entitled after applying the Common Reverse Split to each certificate representing shares of Common Stock then held by such holder multiplied by the closing bid price of the corporation's Common Stock on June 28, 1999. Shares of Common Stock that were outstanding prior to the Common Reverse Split, and that are not outstanding after and as a result of the Common Reverse Split, shall resume the status of authorized but unissued shares of Common Stock."

         4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         Executed at Irvine, California, June 25, 1999.

                                       /s/ William K. Guerry
                                       ------------------------------------
                                       William K. Guerry, Vice President of
                                       Finance and Administration and Secretary